Exhibit 23.1

Ronald R. Chadwick, P.C.

Certified Public Accountant

2851 South Parker Road

Suite 720

Aurora, Colorado  80014

Phone (303)306-1967

Fax (303)306-1944

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the use in the Registration Statement of Equinox International, Inc. on Form S-1 of my Report of Independent Registered Public Accounting Firm, dated April 2, 2009, on the balance sheet of Equinox International, Inc. as at February 28, 2009, and the related statements of operations, stockholders' equity, and cash flows for the period from November 5, 2008 (date of inception) to February 28, 2009.

In addition, I consent to the reference to me under the heading “Experts” in the Registration Statement.

RONALD R. CHADWICK, P.C.

Aurora, Colorado

April 8, 2009

Ronald R. Chadwick, P.C.